SUBSIDIARIES OF THE REGISTRANT


        Name of Subsidiary<F1>               Names under which
[state of incorporation or organization]     business done <F2>

Champion Home Builders Co. [Michigan]               -
Champion Home Communities, Inc. [Michigan]          -
Champion Motor Coach, Inc. [Michigan]               -
Moduline International, Inc. [Washington]           -
  Lamplighter Homes, Inc. [Washington]              -
Dutch Housing, Inc. [Michigan]                      -
Chandeleur Homes, Inc. [Michigan]                   -
Crest Ridge Homes, Inc. [Michigan]                  -

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<F1>  Each subsidiary is  wholly-owned  by  the  Registrant,  or by the subsidiary of the Registrant which is its immediate parent and under which it is listed in the above table.

<F2>  In addition to its own name.